Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY ANNOUNCES AGREEMENT TO ACQUIRE ENCORAFENIB (LGX818)

- Array to receive global rights from Novartis to innovative BRAF inhibitor -
- Novartis to conduct and/or substantially fund ongoing clinical studies, including COLUMBUS -
- Agreement subject to Novartis-GSK transaction close -
- Conference call to discuss transaction on January 23, 2015 at 9:00 am Eastern Time -

Boulder, Colo., (January 23, 2015) -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that it has reached a definitive agreement with Novartis Pharma AG to acquire worldwide rights to encorafenib (LGX818), a BRAF inhibitor currently in Phase 3 development.  This agreement is conditional on the closing of transactions announced by Novartis and GlaxoSmithKline PLC (GSK) on April 22, 2014, which are expected to close in the first half of 2015, and the agreement remains subject to the receipt of regulatory approvals. Array previously announced a definitive agreement with Novartis to regain global rights to the Phase 3 MEK inhibitor binimetinib, the material terms of which remain in place following this agreement. In order to address competition concerns raised by the European Commission, Array has agreed to obtain an experienced partner for global development and European commercialization of both binimetinib and encorafenib. The European Commission is expected to issue a decision regarding the Novartis-GSK transaction on January 28, 2015.
“Acquiring worldwide rights to encorafenib, an innovative late-stage oncology product, represents a tremendous opportunity for Array,” said Ron Squarer, Chief Executive Officer, Array BioPharma.  “There are currently eleven active encorafenib clinical trials, including the Phase 3 COLUMBUS trial in which encorafenib is being studied in combination with binimetinib for BRAF+ melanoma patients. With rights to both encorafenib and binimetinib, Array would enhance its position to broadly develop and commercialize each product, as well as this MEK/BRAF combination, which may have differentiating advantages when compared to available therapies.”

Terms of the Agreement
Upon satisfaction of all conditions and closing of the deal, Array will acquire global rights to encorafenib. Other than a de minimis payment due to Novartis from Array, there are no milestone payments or royalties payable under this agreement by either party. Novartis has agreed to provide transitional regulatory, clinical development and manufacturing services as specified below and will assign or license to Array all patent and other intellectual property rights Novartis owns to the extent relating to encorafenib.  As part of the transaction, Array has agreed to obtain an experienced partner for global development and European commercialization of both binimetinib and encorafenib. If Array is unable to find a suitable partner in the prescribed time period, a trustee would have the right to sell such European rights.
Novartis will conduct and fund the COLUMBUS trial through the earlier of June 30, 2016 or completion of last patient first visit. At that time, Array will assume responsibility for the trial, while Novartis will reimburse Array for out-of-pocket costs along with 50% of Array’s full time equivalent (FTE) costs in connection with completing the COLUMBUS trial. Novartis is responsible for conducting all other encorafenib trials until their completion or transfer to Array for a defined transition period. For all trials transferred to Array, Novartis will reimburse Array for out-of-pocket costs and 50% of Array’s FTE costs in connection with completing the trials.
Novartis will supply encorafenib for clinical and commercial use for up to 30 months after closing and will also assist Array in the technology and manufacturing transfer of encorafenib.  Novartis will also provide Array continued access to several Novartis pipeline compounds for use in currently ongoing combination studies, and possible future studies, including Phase 3 trials, with encorafenib. The effectiveness of the agreement is subject to the receipt of regulatory approvals and to the consummation of the Novartis-GSK transaction.
In addition, Array agreed to undertake to obtain certain third party consents or waivers necessary for Array to consummate the transactions under the Novartis Agreement.
Conference Call Information
Array will hold a conference call on January 23, 2015 at 9:00 a.m. Eastern Time to discuss this announcement.  Ron Squarer, Chief Executive Officer, will lead the call.
Date:     January 23, 2015
Time:     9:00 a.m. Eastern Time
Toll-Free:     (844) 464-3927
Toll:     (765) 507-2598
Pass Code:     71572963

Webcast, including Replay and Conference Call Slides:
http://edge.media-server.com/m/p/ykxqbcwi/lan/en
About BRAF and Encorafenib
Raf is a key protein kinase in the RAS/RAF/MEK/ERK signaling pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway through BRAF mutations has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Encorafenib is a potent and highly selective small molecule BRAF inhibitor that targets a key enzyme in this pathway and has shown clinical activity in a Phase 1 study in advanced tumors including melanoma and metastatic colorectal cancer. A Phase 3 trial with encorafenib in combination with binimetinib in BRAF+ melanoma (COLUMBUS) is actively enrolling patients. In addition, encorafenib is being studied in ten other clinical trials, including BRAF+ colorectal cancer.
BRAF Colorectal Cancer
At the 2014 EORTC-NIC-AACR Symposium on Molecular Targets and Cancer Therapeutics, preliminary results of a Phase 1 study were presented that showed a combination of encorafenib, cetuximab, an EGFR inhibitor, and alpelisib, a PI3K pathway inhibitor, may be an effective treatment for patients with BRAF+ colorectal cancer. For the Phase 1 study, which continues to enroll participants, patients with BRAF+ colorectal cancer were randomly assigned to receive encorafenib plus cetuximab with or without alpelisib. Results showed that the two-drug combination produced an objective response rate of 23%, while nearly one third (32%) of patients treated with the three-drug combination achieved an objective response. In addition, the median progression-free survival was 3.7 months and 4.3 months for the two-drug and three-drug combination groups, respectively. The researchers noted that the median progression-free survival times observed in this study are nearly double those for patients who have been treated with standard therapy in the past. Furthermore, the combination of drugs was generally well-tolerated among patients. There are over 200,000 colorectal cancer patients in the U.S. and it is estimated that the BRAF mutation is found in approximately 12% of this population.
BRAF Melanoma
Interim results from a Phase 1b study with binimetinib and encorafenib were presented by Novartis at the 2013 International Myeloma Conference.  The study demonstrated a disease control rate (>stable disease) of 100%, and an overall response rate (>partial response) of 89%, including one complete response, in BRAF inhibitor naïve melanoma patients.  In melanoma patients who had been previously treated with a BRAF inhibitor, the disease control rate was 64%.

Preliminary data from the Phase 1b study also indicate that binimetinib and encorafenib may be safely combined at the intended single-agent doses.  Unlike other BRAF inhibitor / MEK inhibitor combinations, in this study there were no febrile (fever) or photosensitivity events, and a low incidence of rash was reported to date.  There were no signs of increased toxicity with the combination versus single agent therapy, and the combination showed early signs that it may mitigate some of the on-target adverse events common with single-agent BRAF inhibitor therapy, including cutaneous toxicities, myalgia and arthralgia.
About MEK and Binimetinib
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, in particular through mutations in BRAF, KRAS and NRAS.  Binimetinib is a small molecule MEK inhibitor that targets a key enzyme in this pathway.  Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO), low-grade serous ovarian cancer (MILO) and BRAF-mutant melanoma (COLUMBUS).  NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in the first half of 2016.
About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer.  Six Phase 3 studies on Array invented drugs, binimetinib (partnered with Novartis) and selumetinib (partnered with AstraZeneca), are currently enrolling patients with cancer. For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the closing of the transaction with Novartis, the timing of the completion or initiation of further development of encorafenib or binimetinib, expectations that the return of rights to encorafenib or binimetinib to Array and other events will occur that will result in greater value for Array, the receipt of regulatory approvals and the ability of Array to locate a suitable development and commercialization partner for encorafenib or binimetinib in Europe, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of encorafenib or binimetinib, future plans to progress and develop encorafenib or binimetinib, and our plans to build a commercial-stage biopharmaceutical company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress our proprietary drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of January 23, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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